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                ASSET PURCHASE AND SALE AGREEMENT

                           Dated as of

                          March 8, 2000

                             between

                      COACH & CAMPERS, INC.

                               and

                      iRV DEALERSHIPS, INC.

                               and

                      iRV - KNOXVILLE, INC.

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                        TABLE OF CONTENTS
SECTION 1:  GENERAL DEFINITIONS. . . . . . . . . . . . . . . . .1
1.1  Best Knowledge. . . . . . . . . . . . . . . . . . . . . . .1
1.2  Effective Date. . . . . . . . . . . . . . . . . . . . . . .1
1.3  Governmental Authority. . . . . . . . . . . . . . . . . . .1
1.4  Governmental Requirement. . . . . . . . . . . . . . . . . .1
1.5  Legal Requirements. . . . . . . . . . . . . . . . . . . . .2
1.6  Person. . . . . . . . . . . . . . . . . . . . . . . . . . .2
1.7  Section.. . . . . . . . . . . . . . . . . . . . . . . . . .2
1.8  Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . .2

SECTION 2:  PURCHASE AND SALE OF ASSETS. . . . . . . . . . . . .2
2.1  Description of Assets . . . . . . . . . . . . . . . . . . .2
2.2  Excluded Assets.. . . . . . . . . . . . . . . . . . . . . .3
2.3  Allocation of Purchase Price. . . . . . . . . . . . . . . .4
2.4  No Assumption of Liabilities. . . . . . . . . . . . . . . .4
2.5  Labor Matters . . . . . . . . . . . . . . . . . . . . . . .5
2.6  Consulting Agreement. . . . . . . . . . . . . . . . . . . .5
2.7  Fraudulent Transfers. . . . . . . . . . . . . . . . . . . .5

SECTION 3.     PURCHASE PRICE. . . . . . . . . . . . . . . . . .5

SECTION 4:  CLOSING. . . . . . . . . . . . . . . . . . . . . . .5
4.1  General Procedure.. . . . . . . . . . . . . . . . . . . . .5
4.2  Time and Place. . . . . . . . . . . . . . . . . . . . . . .5
4.3  Effective Date of Closing.. . . . . . . . . . . . . . . . .5
4.4  Covenants Regarding Closing.. . . . . . . . . . . . . . . .5
4.5  Conditions to Obligation of Buyer.. . . . . . . . . . . . .6
4.6  Conditions to Obligation of Seller. . . . . . . . . . . . .8
4.7  Specific Items to be Delivered at the Closing.. . . . . . .8

SECTION 5:     REPRESENTATIONS AND WARRANTIES OF SELLER AND
               SHAREHOLDERS. . . . . . . . . . . . . . . . . . 10
5.1  Organization and Standing.. . . . . . . . . . . . . . . . 10
5.2  Subsidiaries, etc.. . . . . . . . . . . . . . . . . . . . 10
5.3  Qualification . . . . . . . . . . . . . . . . . . . . . . 10
5.4  Corporate Authority . . . . . . . . . . . . . . . . . . . 10
5.5  Financial Statements. . . . . . . . . . . . . . . . . . . 11
5.6  No Defaults.. . . . . . . . . . . . . . . . . . . . . . . 11
5.7  Financial Information.. . . . . . . . . . . . . . . . . . 11
5.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.9  No Actions, Proceedings, etc. . . . . . . . . . . . . . . 12
5.10 Post Balance Sheet Changes. . . . . . . . . . . . . . . . 12
5.11 No Breaches . . . . . . . . . . . . . . . . . . . . . . . 12
5.12 Condition of the Corporation's Accounts . . . . . . . . . 13
5.13 Inventory.. . . . . . . . . . . . . . . . . . . . . . . . 13
5.14 Accounts Receivable.. . . . . . . . . . . . . . . . . . . 13
5.15 Corporate Accounts and Proceedings. . . . . . . . . . . . 13
5.16 Registration Rights and Proprietary Information . . . . . 13
5.17 Changes in Suppliers and Customers. . . . . . . . . . . . 15
5.18 No Liens or Encumbrances. . . . . . . . . . . . . . . . . 15
5.19 Employee Matters. . . . . . . . . . . . . . . . . . . . . 15
5.20 Legal Proceedings and Compliance with Law . . . . . . . . 15
5.21 Contract Schedules. . . . . . . . . . . . . . . . . . . . 16
5.22 Labor Matters . . . . . . . . . . . . . . . . . . . . . . 17
5.23 Insurance . . . . . . . . . . . . . . . . . . . . . . . . 17
5.24 Environmental . . . . . . . . . . . . . . . . . . . . . . 17
5.25 Obligations and Liabilities . . . . . . . . . . . . . . . 19
5.26 Representations and Warranties. . . . . . . . . . . . . . 19

SECTION 6:  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . 19
6.1  Organization and Standing.. . . . . . . . . . . . . . . . 19
6.2  Corporate Acts and Proceedings. . . . . . . . . . . . . . 19

SECTION 7:  COVENANTS OF SELLER. . . . . . . . . . . . . . . . 19
7.1  Preservation of Business. . . . . . . . . . . . . . . . . 19
7.2  Ordinary Course . . . . . . . . . . . . . . . . . . . . . 20
7.3  Negative Covenants. . . . . . . . . . . . . . . . . . . . 20
7.4  Access to Books and Records, Premises, etc. . . . . . . . 21
7.5  Compensation  . . . . . . . . . . . . . . . . . . . . . . 21
7.6  Taxes and Other Liabilities . . . . . . . . . . . . . . . 21
7.7  No Solicitation . . . . . . . . . . . . . . . . . . . . . 21

SECTION 8:  TERMINATION. . . . . . . . . . . . . . . . . . . . 22
8.1  Termination.. . . . . . . . . . . . . . . . . . . . . . . 22
8.2  Effect of Termination.. . . . . . . . . . . . . . . . . . 22

SECTION 9:  INDEMNIFICATION. . . . . . . . . . . . . . . . . . 22
9.1  Indemnification Covenants of Seller and Shareholders. . . 22
9.2  Indemnification Covenants of Buyer. . . . . . . . . . . . 23
9.3  Method of Asserting Claims  . . . . . . . . . . . . . . . 23
9.4  Survival. . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 10:  CONFIDENTIAL INFORMATION AND RELATED MATTERS. . . 25

SECTION 11:  EXPENSES. . . . . . . . . . . . . . . . . . . . . 26

SECTION 12:  MISCELLANEOUS . . . . . . . . . . . . . . . . . . 26
12.1 Incorporation by Reference. . . . . . . . . . . . . . . . 26
12.2 Parties in Interest.. . . . . . . . . . . . . . . . . . . 26
12.3 Amendments and Waivers. . . . . . . . . . . . . . . . . . 26
12.4 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . 27
12.5 Governing Law - Construction. . . . . . . . . . . . . . . 27
12.6 Limitation of Actions.. . . . . . . . . . . . . . . . . . 27
12.7 Notices.. . . . . . . . . . . . . . . . . . . . . . . . . 27
12.8 Fax/Counterparts. . . . . . . . . . . . . . . . . . . . . 28
12.9  Captions.. . . . . . . . . . . . . . . . . . . . . . . . 28
12.10 Severability.. . . . . . . . . . . . . . . . . . . . . . 28
12.11 Jurisdiction and Venue.. . . . . . . . . . . . . . . . . 29
12.12 Good Faith Cooperation and Additional Documents. . . . . 29
12.13 Assignment.. . . . . . . . . . . . . . . . . . . . . . . 29
12.14 Entire Agreement - Amendment.. . . . . . . . . . . . . . 29
12.15 Authority to Sign. . . . . . . . . . . . . . . . . . . . 29
12.16 Execution of Documents.. . . . . . . . . . . . . . . . . 29
12.17 Time . . . . . . . . . . . . . . . . . . . . . . . . . . 30

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                ASSET PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made and entered into effective this 8th day of March, 2000, by iRV DEALERSHIPS, INC., a Colorado corporation, and iRV - KNOXVILLE, INC., its wholly-owned subsidiary to be formed ("Buyer") and COACH & CAMPERS, LTD., a Tennessee corporation, ("Seller"), and DONALD C. HANNEY II
(hereafter "Shareholder").

                           WITNESSETH

     WHEREAS, Seller is the owner of certain tangible and intangible properties and assets (the "Assets") used in connection with the operation of a recreational vehicle ("RV") dealership (the "Business"); and

     WHEREAS, Buyer desires to purchase and Seller desires to sell the Assets used in connection with such Business effective as of the Closing Date (the "Effective Date"), subject to the terms and conditions hereinbelow set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1:  GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 Best Knowledge. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors and executive officers of the Person.

     1.2  Effective Date.  "Effective Date" shall mean the
Closing Date.

     1.3 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.4 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.5 Legal Requirements. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

     1.6 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.7  Section.  Unless otherwise stated herein, the term
"Section" when used in this Agreement shall refer to the Sections of this Agreement.

     1.8 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2:  PURCHASE AND SALE OF ASSETS

     On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Buyer contained in this Agreement:

     2.1 Description of Assets. Buyer agrees to acquire from Seller and Seller agrees to transfer to Buyer, as of the Effective Date, all of the properties and assets, both tangible and intangible, owned by Seller and used by it in connection with the operation of the Business, without limitation, the following:

          (a) All inventories of the Business of every nature whatsoever, including, but not limited to, parts and accessories;

          (b) All accounts receivable of the Business of every nature whatsoever, including trade and other receivables;

          (c) Seller's furniture, fixtures, office machinery and equipment and other tangible property used in the operation of the Business, including, without limitation, all computer systems, hardware and software, and telephone systems;

          (d) All mailing, client and customer lists used in the conduct and operation of the Business;

          (e) All leasehold improvements and fixtures located on the business premises;

          (f) All prepaid expenses of the Business including, without limitation, royalty, contract, catalog expense or lease advances or deposits and other similar types of advances to vendors, suppliers, lessors and others

          (g) All contracts and licenses used solely in the conduct of the Business and assumed by the Buyer pursuant to Section 2.4, including, without limitation, contracts and licenses with vendors, suppliers, manufacturers, distributors, publishers, programmers, consultants and collaborators; all contracts and licenses, all confidentiality, invention and similar contracts with employees and consultants; all sales orders and contracts and all contracts for the purchase or sale of products;

          (h) All of Seller's development assets used solely in the conduct of the Business, including, without limitation, all pre-publication, sales, marketing, advertising and promotional materials, transcripts, catalogs, brochures, mailers, edited works in process, mechanicals, camera copy, flats, plates, intermediate film, final plate-making film, magnetic disks, artwork, photographs and transparencies, and other sales, advertising and promotional materials and rights associated therewith;

          (i) All intangible assets used solely in the conduct of the Business including, without limitation, any and all software, domain names, prospects lists, databases, marketing scripts, procedures and practices, copyrights, trademarks, trade names, including registrations thereof and applications for registration thereof, and all patents and patent application for any and all of the foregoing;

          (j)  All goodwill associated with the Business;

          (k) The telephone numbers of Seller, including, without limitation, all "800" numbers used in the conduct of the Business; and

          (l)  All business, tax and accounting records.

     2.2 Excluded Assets. The following assets owned by Seller and used in the conduct of the Business shall not be included in the properties and Assets to be purchased by Buyer from Seller on the Closing Date:

          (a)  Cash and cash equivalents as of the Effective
               Date.

     2.3 Allocation of Purchase Price. The Purchase Price as defined in Section 3 hereof shall be allocated among the Assets purchased as set forth in this Section 2.3. The allocation shall be binding on the parties in accordance with Section 1060 of the Code for all purposes, including without limitation, the appropriate tax treatment to be accorded to the transactions contemplated by this Agreement. The Purchase Price shall be allocated to accounts receivable and inventory as determined in
Section 3.1.

     2.4 No Assumption of Liabilities. Except as expressly provided for in this Section 2.4, Buyer will acquire the Assets free and clear of all claims, liens or liabilities of Seller and shall have no obligation to pay or otherwise discharge any obligation or liability of Seller incurred in connection with its operation of the Business or otherwise; and Seller agrees to indemnify, defend and hold harmless Buyer with respect to any claim, damage or liability for such obligations. Notwithstanding the forgoing provisions, Buyer shall assume and agree to pay the following obligations of Seller incurred in connection with the operation of the Business:

          (a) Any obligations incurred after the Effective Date by virtue of the assignment by Seller to Buyer of certain contracts and other agreements associated with the operation of the Business; provided, however, that such obligations arise from operations conducted by Buyer after the Effective Date. Those contracts and agreements consist exclusively of:

               (i) The premises lease covering the Business facility;

               (ii)      Equipment leases set forth on Exhibit
                         2.4(a)(2) hereto;

               (iii)     Contracts and licenses set forth on
                         Exhibit 2.4(a)(3) hereto;

               (iv)      Two promissory notes each in the
                         principal amount of $25,000;

               (v) Two promissory notes given in connection with the ownership of two (2) rental units included in the Assets.

     2.5 Labor Matters. It is expressly understood and agreed that Buyer is not assuming any union contracts, pension liabilities, workman's compensation commitments or employee obligations of Seller up to the Effective Date, and all such matters shall be and remain Seller's sole responsibility and obligation. Buyer shall be solely responsible for any and all employee obligations of Buyer incurred in connection with the operation of the Business on or after the Effective Date.

     2.6 Consulting Agreement. At Closing, Buyer shall enter into a Consulting Agreement with Donald C. Hanney II substantially in the form of Exhibit 2.6 hereto.

     2.7 Fraudulent Transfers. The parties acknowledge that the statutes of the State of Tennessee governing fraudulent transfers as currently in effect may apply to the transactions provided for in this Agreement. Seller agrees to fully comply with the requirements of any and all fraudulent transfer statutes applicable to the transactions provided for herein. Seller agrees to indemnify, defend and hold harmless Buyer from any obligation or liability to the creditors of Seller, as well as any other claims, demands or obligations based upon any failure by Seller to comply with the provisions of this Section 2.7.

SECTION 3.     PURCHASE PRICE

     3.1  The Purchase Price for the Assets (the "Purchase
Price") shall be determined and paid as follows:

          (a) The assumption by Buyer of two (2) promissory notes, each in the amount of $25,000, more fully described in Section 2.4(a)(iv) hereof;

          (b) The issuance to Seller or, subject to appropriate corporate approvals, to Donald C. Hanney I, Seller's President, an aggregate of 7,500 shares of Common Stock of Southshore Corporation, which shares are "restricted securities" under the Securities Act.

          (c) An amount, in cash payable at closing equal to the fair market value of Seller's inventory. For the purposes of this Agreement, the Fair Market Value of Seller's inventory shall be determined by mutual agreement between Buyer and Seller.

          (d) Buyer's assumption of two (2) rental unit promissory notes more fully described in Section
               2.4(a)(v).

SECTION 4:  CLOSING

     4.1 General Procedure. At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

     4.2 Time and Place. The Closing shall take place on ____________, 2000 or on such later date and at such place and in such manner as the Buyer and Seller may agree, following the satisfaction or waiver of all conditions precedent set forth in Sections 4.5 and 4.6.

     4.3 Effective Date of Closing. Notwithstanding the actual time and place of Closing, the parties stipulate and agree that the Effective Date of the sale and purchase of the Assets shall be the Closing Date.

     4.4 Covenants Regarding Closing. Buyer and Seller hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within ten
(10) business days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished,
(ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing, (iii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing to be so fulfilled, (iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate and acceptable, provided that if any such additions or exceptions cause any of the conditions to a party's obligations hereunder as set forth hereinbelow not to be fulfilled, such additions and exceptions shall in no way limit the rights of the other party hereunder to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     4.5 Conditions to Obligation of Buyer. The obligation of Buyer to complete the purchase of the Assets on the Closing date on the terms set forth in this Agreement is, at the option of Buyer, subject to the satisfaction or waiver by Buyer of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

          (b)  Compliance with Covenants.  All covenants which
Seller is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

          (c) Corporate Approvals. The Board of Directors of the Seller shall have approved and ratified, if necessary, this Agreement and shall, if necessary, have authorized the appropriate officers of the Seller to execute same and fully perform its terms.

          (d) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to the purchase and sale of the Assets or any other transaction provided for herein, such consent shall have been obtained; provided, however, that the Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Buyer to the extent that such condition otherwise has an effect on Buyer.

          (e) No Governmental Actions. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Buyer and Seller shall have delivered to each other certificates dated as of the Closing and executed by such parties, stating that to their Best Knowledge, no such items exist. No Governmental Authority shall have taken any other action as a result of which the management of any of the Buyer and Seller, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (f) Other Documents. Seller shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Buyer or its attorneys may have reasonably requested.

          (g) Lease. Buyer shall have obtained an assignment or consent to assumption of the Commercial Lease covering the Business premises, substantially in the form of Exhibit 4.5(g) hereto.

          (h) No Adverse Information. The investigations with respect to the Parties, the assets and the respective businesses performed by each Company's respective professional advisors and other representatives shall not have revealed any information concerning the other Company, its assets or its business that has not been made known to the discovering Company, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

          (i)  Ordinary Course of Business.  Until the Closing
Date, Seller shall have carried on its business in the ordinary and usual course, and shall have delivered to Buyer a certificate to that effect.

          (j) Liens. Seller shall have delivered to Buyer a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or assets, except for Permitted Liens as defined in Section . Each and every lien or encumbrance of any nature, if any, relating to the assets, business, or the shares of common stock of such Company shall have been terminated and released, and proof thereof delivered to the other (except for Permitted Liens).

          (k) Other Documents. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

          (l) Financial Statements. Prior to Closing, Seller shall have delivered to Buyer its consolidated unaudited financial statements containing unaudited balance sheets of September 30, 1999, together with statements of operations for the nine month period ending September 30, 1999 and for both twelve (12) month periods ending December 31, 1998 and 1997, and which financial statements shall be in all respects satisfactory to Buyer and its legal counsel.

          (m) Audit Completion. Prior to Closing, Buyer's independent public accountants shall have completed the preparation of Seller's Audited Financial Statements, together with report of independent public accountant, in conformity with generally accepted accounting principles consistently applied and in compliance with all requirements of Regulation SB under the Securities Act.

          (n)  Noncompetition Agreement.  At Closing, Donald C.
Hanney II  shall execute and deliver to Buyer a Noncompetition
Agreement substantially in the form of Exhibit 3.5(o) hereto.

          (o) Other Obligations. Seller shall have delivered to Buyer an accurate list, as of the Closing Date, showing all other commitments and/or obligations of Seller not otherwise disclosed to Buyer in writing, including, but not limited to, any and all obligations to Shareholders and automobile leases. It is understood that Buyer is not assuming any such commitments and/or obligations, all of which shall be and remain the obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer, Seller from any liability with respect thereto.

          (p) Leases. Seller shall have delivered to Buyer an accurate list, together with copies thereof, showing any and all premises or commercial leases to which Seller is a party or which otherwise constitute a liability, obligation or commitment of Seller. Such leases and commitments shall be subject in each respect to the review and approval of Buyer.

          (q) Net Worth. At the Closing Date, the Fair Market Value of Seller's inventory as determined by agreement between Buyer and Seller shall be equal to or greater than the outstanding balance of Seller's floor plan financing, and Seller shall deliver at closing a certificate of the president of Seller certifying compliance with this condition.

          (r) Business Premises. Prior to the Closing Date, there shall have been obtained a lease or purchase agreement covering the business premises of Seller on terms satisfactory to Buyer and its legal counsel.

     4.6 Conditions to Obligation of Seller. The obligations of Seller to complete the Sale of Assets on the Closing date on the terms set forth in this Agreement is, at the option of Seller subject to the satisfaction or waiver by Seller of each of the following conditions:

          (a) Corporate Approvals. Buyer shall have approved and ratified this Agreement and shall have authorized the appropriate parties to execute same and fully perform its terms.

          (b) Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to the purchase and sale of Assets or any other transaction provided for herein, such consent shall have been obtained; provided, however, that Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Buyer to the extent that such condition otherwise has an effect on the Seller or Buyer.

     4.7 Specific Items to be Delivered at the Closing. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (a)  To be delivered by Seller (in duplicate original):

               (i)       Bills of Sale, assignments and other
                         documents of conveyance transferring to
                         Buyer the Assets with general warranty
                         of title.

               (ii)      Copy of corporate resolutions
                         authorizing the execution of this
                         Agreement, and the consummation by
                         Seller of the transactions contemplated
                         by this Agreement.

               (iii) A certificate of the President of Seller stating that the representations and warranties of Seller set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (iv) A certificate dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of Seller in form and substance satisfactory to the other parties and their legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Seller to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (v) Certificates dated the Closing Date, signed by the Secretary of Seller, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of Seller, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Seller who are empowered to execute the foregoing documents for and on behalf of such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of Seller; and (iv) certifying the authenticity of a reasonably current Certificate of Good Standing in New York.

               (vi)      All accounting books and records of
                         Seller and such other business records
                         as Buyer may reasonably request.

          (b) To be delivered by Shareholder (in duplicate original):

               (i) Non-Competition Agreements substantially in the form of Exhibit 3.5(o) hereto.

               (ii) Certificate of the Shareholders stating that
                    the representations and warranties of Seller set forth in this Agreement are true and correct. Said Certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.


          (c)  To be delivered by Buyer (in duplicate original):

               (i)       Cash or certified funds payable to
                         Seller in the amount of the Fair Market
                         Value of Seller's inventory;

               (ii) Certificate representing 7,500 shares of Common Stock of Southshore Corporation with appropriate restrictive legends;

               (iii) Copy of corporate resolution certified by Buyer's Secretary authorizing the execution of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

SECTION 5:     REPRESENTATIONS AND WARRANTIES OF SELLER AND
               SHAREHOLDERS

     As a material inducement to Buyer to enter into this Agreement and with the understanding and expectations that Buyer will be relying thereon in consummating the Asset Purchase contemplated hereunder, Shareholders and Seller jointly and severally hereby represent and warrant as follows:

     5.1 Organization and Standing. Seller (hereafter the "Corporation") for the purposes of this Section 5) is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     5.2 Subsidiaries, etc. Except as set forth below, the Corporation does not have any direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise.

     5.3 Qualification. The Corporation is qualified to engage in business in Tennessee. There is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     5.4 Corporate Authority. Except as set forth on Exhibit hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Corporation with any of the provisions hereof will:

          (a) conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;

          (b) result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Corporation is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Corporation prior to the Closing Date or the obtaining of which shall have been waived by the other parties hereto; or

          (c) violate any order, writ, injunction, decree or, to the Corporation's Best Knowledge, any statute, rule or regulation applicable to the Corporation or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby, except for possible notice under plant closing laws.

     5.5 Financial Statements. The following statements are attached to this Agreement as Exhibit 5.5:

          (a) Unaudited, consolidated financial statements of the Corporation and its subsidiaries containing unaudited, consolidated balance sheets as of December 30, 1999, together with unaudited, consolidated statements of operations for the years ended December 31, 1998 and 1999;

          (b) Such financial statements, together with and subject to the disclosures and notes thereto, (i) are in accordance with the books and records of the Corporation; (ii) present fairly and accurately the financial condition of the Corporation as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; and (v) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation, on a consolidated basis, of the financial condition of the Corporation, and of the results of operations of the Corporation for the periods covered by such statements.

          (c) As of the date hereof, and as of Closing, the Corporation does not have any liabilities or payables (absolute or contingent, known or unknown) except for liabilities or payables set forth on Seller's financial statements or otherwise disclosed in writing to Buyer.

     5.6  No Defaults.  Except as set forth on the attached
Exhibit 5.6, each of the leases, contracts, agreements and insurance policies to which Seller is a party is in full force and effect as of the date hereof with no material defaults existing thereunder.

     5.7 Financial Information. In connection with the investigations performed by an audit to be undertaken by Buyer, Seller has furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets and other information requested by the Buyer and its auditors necessary to undertake and complete the audited financial examinations. Seller represents and warrants that any and all such information furnished in connection with the conduct of such investigations and audits shall be true, accurate and complete in all material respects and shall not contain any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operations of Seller for the respective periods covered by the audits.

     5.8  Taxes.  Except as set forth in Exhibit 5.8:

          (a) The Corporation has filed (or have obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports;

          (b) The Corporation has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Corporation is not currently undergoing any audit conducted by any taxing authority and have received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by Seller.

     5.9 No Actions, Proceedings, etc. Except as listed on the attached Exhibit 5.9, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or threatened by or against the Corporation which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. Except for liabilities referred to in attached Exhibit 4.10, the Corporation are not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     5.10 Post Balance Sheet Changes. Except as set forth on the attached Exhibit 5.10, since the date of the latest financial statements through the date of this Agreement, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business and reflected on an Exhibit hereto; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business;
(k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business;
(l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     5.11 No Breaches. The Corporation is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause Seller to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which the Corporation's assets are subject.

     5.12 Condition of the Corporation's Assets. Seller's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the operation or values of such assets. Except as disclosed on the attached Exhibit 5.12, no third party (including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business.

     5.13 Inventory. Except as otherwise set forth on Exhibit 5.13, all inventories reflected in the Corporation's latest financial statements in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market, and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Corporation, without discounts other than normal trade discounts regularly offered by the Corporation, for prompt payment or quantity purchase.

     5.14 Accounts Receivable. The accounts receivable of the Corporation represent valid and enforceable obligations due to the Corporation and its subsidiaries, and shall be collectible by the Corporation and its subsidiaries in the ordinary course of business. Except as set forth on the attached Exhibit 5.14, the Corporations have not received any notice of any material counterclaim or set-off with respect to such accounts receivable.

     5.15 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Seller, has been duly executed and delivered by authorized officers of Seller, and is a valid and binding Agreement on the part of Seller that is enforceable against Sellers and Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     5.16 Registered Rights and Proprietary Information.

          (a) Exhibit 5.16 hereto contains a true and complete list of all service marks, trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to the Corporation and its subsidiaries with respect to the foregoing, both domestic and foreign, claimed by the Corporation or its subsidiaries or used or proposed to be used by the Corporation and/or its subsidiaries in the conduct of their business including, without limitation, the name "Coach & Campers," (collectively herein, "Registered Rights"). Exhibit
4.17 hereto also contains a true and complete list of all and every trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of their businesses (hereafter collectively the "Proprietary Information"). Except as described in Exhibit 4.17 hereto, the Corporation and/or its subsidiaries are not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information with respect to the use thereof in the conduct of their businesses or otherwise.

          (b) Except as described in Exhibit 5.16 hereto, to the Corporation's Best Knowledge after reasonable inquiry, the Corporation owns and has the unrestricted right to use the Registered Rights and Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Corporation and/or its subsidiaries or relating to the conduct or proposed conduct of their businesses free and clear of any right, title, interest, equity or claim of others. Except as described in Exhibit 5.16 hereto, the Corporation and/or its subsidiaries have taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the Corporation and/or its subsidiaries and others with access to or knowledge of the Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of their businesses.

          (c) Except as described in Exhibit 5.16 hereto, the Corporation and/or its subsidiaries have not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Proprietary Information, including without limitation any Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by them. Exhibit 4.17 contains a true and complete list and description of all licenses of Proprietary Information granted to the Corporation by others or to others by the Corporation and/or its subsidiaries. Except as described in
Exhibit 4.17 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of the Corporation and/or its subsidiaries in respect of any Proprietary Information used in the conduct of their businesses.

          (d) Except as described in Exhibit 5.16 hereto, the Corporation and/or its subsidiaries own and on the Closing Date shall own, have, and hold, exclusively all right, title and interest in the Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Registered Rights and the Proprietary Information. To the Best Knowledge of Corporation, the marketing, promotion, distribution or sale by the Corporation and/or its subsidiaries of any products or services subject to the Registered Rights or making use of Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Corporation and/or its subsidiaries. Except as described in
Exhibit 5.16 hereto, to the knowledge of the Corporation after due inquiry no facts or circumstances exist that could result in the invalidation of any of the Registered Rights.

     5.17 Changes in Suppliers and Customers. Except as disclosed on Exhibit 5.17, the Corporation is not aware of any fact which indicates that any of the suppliers supplying products, services, components or materials to the Corporation or its subsidiaries intends to cease selling such products or providing such services to the Corporation or its subsidiaries nor is the Corporation aware of any fact which indicates that any major customer of the Corporation or its subsidiaries intends to terminate its business relations with the Corporation or its subsidiaries.

     5.18 No Liens or Encumbrances. The Corporation and/or its subsidiaries have good and marketable title to all of the property and assets, tangible and intangible, employed in the operations of their businesses, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever.

     5.19 Employee Matters. Exhibit 5.19 attached hereto contains a true, complete and accurate list of all employees of the Corporation and its subsidiaries and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on Exhibit 4.20 intends to terminate his/her employment relationship with the Corporation or its subsidiaries prior or subsequent to the Closing Date, except as may be required by this Agreement. Except as specifically described on Exhibit 4.20, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of ERISA. The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. The Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had or might have had a material adverse effect on the Corporation, its business or assets. Except as set forth in Exhibit 4.10, since the date of the financial statements provided for in this Agreement, the Corporation has not made any commitment or agreements to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in connection with its business, and between the date of this Agreement and the Closing Date, the Corporation will not make any agreement to increase the wages or modify the conditions or terms of employment of any of the employees of the Corporation used in the conduct of its business, without the prior written consent of all parties hereto.

     5.20 Legal Proceedings and Compliance with Law. Except as set forth in Exhibit 5.20, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to Seller or its subsidiaries which might result in the aggregate in money damages payable by Seller or its subsidiaries in excess of insurance coverage or which might result in a permanent injunction against Seller or its subsidiaries. Except as set forth in such Exhibit, Seller and its subsidiaries have substantially complied with, and are not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of Seller or its subsidiaries, the violation of which might materially and adversely affect them. Except as set forth in such Exhibit, Seller and its subsidiaries are not parties to any agreement or instrument, nor are they subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of Seller or its subsidiaries.

     5.21 Contract Schedules. Attached as Exhibits 5.21 hereto is an accurate list and summary description of the following:

          (a) All contracts, leases, agreements, covenants, licenses, instruments or commitments of Seller and its subsidiaries pertaining to the business of Seller and its subsidiaries calling for the payment of $5,000 or more or which is otherwise material to the business of Seller and its subsidiaries, including, without limitation, the following:

               (i)       Executory contracts for the sale of
                         products;

               (ii)      Executory contracts for the purchase,
                         sale or lease of any assets;

               (iii)     Management or consulting contracts;

               (iv)      Patent, trademark and copyright
                         applications, registrations or licenses, and know-how, intellectual property and trade secret agreements or other licenses;

               (v)       Note agreements, loan agreements,
                         indentures and the like, other than
                         those entered into and executed in the
                         ordinary course of business;

               (vi)      All sales, agency, distributorship,
                         license or franchise agreements; and

               (vii)     Any other contracts not in the ordinary
                         course of business.

          (b) There are no labor contracts, employment agreements and collective bargaining agreements related to Seller and its subsidiaries.

          (c) All instruments evidencing any liens or security interest securing any indebtedness of Seller and its subsidiaries covering any asset of Seller and its subsidiaries.

          (d) There are no obligations of Seller under any profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and there are no agreements with any present or former officer, director or shareholder of Seller or its subsidiaries save and except for those obligations set forth this Agreement. It is understood that Seller shall be subject to, and Buyer is not assuming, any such commitments and/or obligations, all of which shall be and remain the obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer from any liability with respect thereto.

          (e) Any and all documents, instruments and other writings not listed in any other schedule hereto which are material to the business operations of Seller and/or its subsidiaries.

          Except as set forth in Exhibit 5.21, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, and there is no existing default thereunder or breach thereof by the Corporation, or by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Corporation or by any other party to the contracts.

     5.22 Labor Matters. There are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of Shareholders or any of its agent or employees, threatened against Seller or its subsidiaries.

     5.23 Insurance. Seller and its subsidiaries maintain in full force and effect insurance coverage on their assets and businesses in such amounts and against such risks and losses as set forth in Exhibit 5.23.

     5.24 Environmental. Except as disclosed on Exhibit 5.24, and except for normal office and consumer products utilized in the ordinary course of business, the conduct and operation of the businesses of Seller and its subsidiaries have not and do not:

          (a) Involve or require the storage, disposal, generation, manufacture, refinement, transportation, production or treatment of toxic wastes, hazardous wastes, or hazardous substances;

          (b) Resulted in any spill, discharge, leak, emission, injection, escape, dumping, or release of any kind onto the business premises, or into the environment surrounding the business premises, of any toxic wastes or hazardous substances; or

          (c) Involve or require the treatment, collection, storage or disposal of any refuse or objectionable wastes so as to require a permit or approval from the United States Environmental Protection Agency, or otherwise subject to the regulation of the United States Environmental Protection Agency or any state regulatory agency.

          Seller represents and warrants that:

          (d) to the Best Knowledge of Seller, no real property (or the subsurface soil and the ground water thereunder) now or previously owned or leased by Seller (the "Property") either contains any Hazardous Substance (as hereinafter defined) or has underneath it any underground fuel or liquid storage tanks;

          (e) to the Best Knowledge of Seller, there has been no generation, transportation, storage, treatment or disposal of any Hazardous Substance on or beneath the Property, now or in the past;

          (f) Seller is not aware of any pending or threatened litigation or proceedings before any court or administrative agency in which any person alleges, or threatens to allege, the presence, release, threat of release, placement on or in the Property, or the generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Substance;

          (g) Seller has not received any notice and has no knowledge that any Governmental Authority or any employee or agent thereof has determined or alleged, or is investigating the possibility, that there is or has been any presence, release, threat of release, placement on or in the Property, or any generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Substance;

          (h) To Seller's Best Knowledge, there have been no communications or agreements with any Governmental Authority or agency (federal, state or local) or any private person or entity (including, without limitation, any prior owner of the Property and any present or former occupant or tenant of the Property) relating in any way to the presence, release, threat of release, placement on or in the Property, or any generation, transportation, storage, treatment or disposal at the Property, of any Hazardous Substance. Seller further agrees and covenants that Seller will not store or deposit on, otherwise release or bring onto or beneath, the Property any Hazardous Substance prior to the Closing Date; and

          (i) there is no litigation, proceeding, citizen's suit or governmental or other investigation pending, or, to Seller's Best Knowledge, threatened, against Seller, and Seller knows of no facts or circumstances which might give rise to any future litigation, proceeding, citizen's suit or governmental or other investigation, which relate to Seller's compliance with environmental laws, regulations, rules, guidelines and ordinances.

          For purposes of this Section 5.24, "Hazardous Substance" shall mean and include (1) a hazardous substance as defined in 42 U.S.C. Section 9601(14), the Regulations at
40 C.F.R. Part 302, (2) any substance regulated under the Emergency Planning and Community Right to Know Act (including without limitation any extremely hazardous substances listed at 40 C.F.R. Part 355 and any toxic chemical listed at 40 C.F.R.
Part 372), (3) hazardous wastes and hazardous substances as specified under any Tennessee state or local Governmental Requirement governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills and other releases of toxic or hazardous substances, transportation of hazardous substances, materials and wastes and occupational or employee health and safety, and (4) any other material, gas or substance known or suspected to be toxic or hazardous (including, without limitation, any radioactive substance, methane gas, volatile hydrocarbon, industrial solvent, and asbestos) or which could cause a material detriment to, or materially impair the beneficial use of the Property, or constitute a material health, safety or environmental risk to any person exposed thereto or in contact therewith. For purposes of this Section 5.24, "Hazardous Substance" shall not mean and shall not include the following, to the extent used normally and required for everyday uses or normal housekeeping or maintenance: (A) fuel oil and natural gas for heating, (B) lubricating, cleaning, coolant and other compounds customarily used in building maintenance, (C) materials routinely used in the day-to-day operations of an office, such as copier toner, (D) consumer products, (E) material reasonably necessary and customarily used in construction and repair of an office project, and (F) fertilizers, pesticides and herbicides commonly used for routine office landscaping.

          The terms "hazardous wastes" and "hazardous substances" shall have the meaning specified by any applicable local, state, or federal statute or regulation concerning or governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills, and other releases of toxic or hazardous substances, transportation of hazardous substances, materials, and wastes and occupational or employee health and safety.

     5.25 Obligations and Liabilities. All of the Assets to be transferred and conveyed to Buyer pursuant to this Agreement shall, on the Closing Date, be free and clear of any claim, lien, encumbrance or any liability of Seller of whatsoever kind or description. Except as provided in Sections 2.4 and 2.5 and under no circumstance shall Buyer be liable or obligated to pay, discharge or otherwise satisfy any indebtedness, liability or obligation of Seller, whether incurred in connection with the operation of the Business or otherwise; and Seller, for itself, successors and assigns, agrees to indemnity and hold harmless Buyer, its successors and assigns, from any such liability or obligation.

     5.26 Representation and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 12.6 hereof regardless of any investigation at any time made by or on behalf of Buyer and shall not be deemed merged in any document or instruction so executed and/or delivered by Buyer or the Seller.

SECTION 6:     REPRESENTATIONS AND WARRANTIES OF BUYER

     6.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     6.2 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Buyer, has been duly executed and delivered by authorized officers of Buyer, and is a valid and binding Agreement on the part of Buyer that is enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

SECTION 7:     COVENANTS OF SELLER

     7.1 Preservation of Business. Until Closing, Seller shall use its best efforts to:

          (a) preserve intact the present business organization of Seller;

          (b) maintain its Property and assets, and those of its subsidiaries, in their present state of repair, order and condition, reasonable wear and tear excepted;

          (c) preserve and protect the goodwill and advantageous relationships of and its subsidiaries with their customers and all other persons having business dealings with Seller and its subsidiaries;

          (d) preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, trade names, trade secrets, service marks, copyrights, bonds and other similar rights of Seller and its subsidiaries; and

          (e) comply with all laws applicable to the conduct of its business.

     7.2 Ordinary Course. Seller shall conduct its business only in the usual, regular and ordinary course, in substantially the same manner as previously, and shall not make any substantial change to its methods of management or operation in respect of such business or property. Without limiting the foregoing, Seller shall not:

          (a) sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;

          (b) incur any obligation (contingent or otherwise) or purchase, acquire, transfer, or convey, any material assets or property or enter into any contract or commitment, except in the ordinary course of business;

          (c) discuss, solicit, negotiate or enter into an agreement concerning any merger, consolidation or sale of all or substantially all of its assets except as contemplated by this Agreement.

     7.3 Negative Covenants. Except as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Buyer otherwise consents in writing, Seller will not (a) change or alter the physical contents or character of the inventories of its business, so as to materially affect the nature of Seller's business or materially and adversely change the total dollar valuation of such inventories from that reflected on the financial statements referred to in Section 5.5 other than in the ordinary course of business; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets or cancel any debts or claims, other than in the ordinary course of business; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to shareholders or issue, purchase or redeem any shares of its capital stock or other equity securities or issue or sell any rights to acquire the same; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing; or (i) enter into any transactions or series of transactions other than in the ordinary course of business.

     7.4 Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing Date, Seller and its subsidiaries will grant Buyer and its authorized representatives access to their books and records, premises, products, employees and customers and other parties with whom they have contractual relations during reasonable business hours and in a manner not to disrupt or interfere with their business relationships for purposes of enabling Buyer to fully investigate the business of Seller and its subsidiaries.

     7.5 Compensation. Seller shall not enter into or agree to enter into any employment contract or agreement for consulting, professional, or other services which will adversely and materially affect the operation of Seller prior to the Closing
Date.

     7.6 Taxes and Other Liabilities. Seller will promptly pay and discharge before the same become delinquent and before penalties accrue thereon, all lawful taxes, assessments and governmental charges or levies imposed upon it or income or profits, or upon or against any of its property, real, personal or mixed, and all of its other liabilities except to the extent that the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder, and it shall have set aside on its financial statements delivered to Buyer, reserves (segregated to the extent required by sound accounting principles) adequate with respect thereto; provided, further, that Seller shall pay all such taxes, assessments, charges or levies forthwith in excess of such reserves whenever final judgment is entered thereon, or as the result of proceedings to foreclose any lien which attached as security therefor, foreclosure on such lien appears imminent, unless a surety bond or such other measure can be taken to prevent such foreclosure.

     7.7  No Solicitation.

          	contemplated by this Agreement, Seller shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Seller or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of Seller or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by Seller. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving Seller or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of Seller or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (b) Except upon a material breach of this Agreement by Buyer or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors of any such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

          (c) Seller promptly shall advise Buyer orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Seller will keep Buyer fully informed of the status and details of any such takeover proposal or inquiry.

          (d) The provisions of this Section 7.7 shall not be construed to prevent any investment banker, attorney or other advisor or representative of Seller to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

SECTION 8:     TERMINATION

     8.1 Termination. This Agreement may be terminated and abandoned solely as follows:

          (a) At any time until the Closing Date by the mutual agreement of the Seller and Buyer.

          (b) By either Buyer or Seller, if for any reason the parties have failed to close this Agreement on or before March
31, 2000, provided that neither Buyer nor Seller is then in default thereunder.

          In the event of any termination pursuant to this
Section 8.1 (other than pursuant to Subparagraph 8.1(a), written notice setting forth the reasons therefor shall forthwith be given by Seller, if it is the terminating party, to Buyer, or by Buyer, if it is the terminating party, to the Seller.

     8.2 Effect of Termination. If the sale and purchase of Assets is terminated and abandoned as provided for in this Section, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement except for breach of this Agreement.



SECTION 9:     INDEMNIFICATION

     9.1 Indemnification Covenants of Seller and Shareholders. Subject to the limitations set forth in this Section 9, Seller and Shareholders shall defend, indemnify, save and keep harmless the Buyer and its affiliates, directors, officers, agents or representatives and their respective successors and permitted assigns (the "Buyer Indemnitees"), against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees (collectively the "Damages") sustained or incurred by any of the Buyer Indemnitees as a result of or arising out of or relating to:

          (a) Any inaccuracy in a representation or breach of a warranty made by the Seller or Shareholders in this Agreement or in any document or instrument delivered to the Buyer in connection with this Agreement; or

          (b) The failure of the Seller or Shareholders to comply with, or the breach by the Seller or Shareholders of, any of the covenants contained in this Agreement or in any document or instrument delivered to the Buyer in connection with this Agreement, to be performed by the Seller or Shareholders; or

          (c) Any liability now or subsequently existing arising out of or in connection with the Business relating to periods prior to the Effective Date, except to the extent that any such liability is expressly assumed by the Buyer pursuant to this Agreement.

     9.2 Indemnification Covenants of Buyer. Subject to the limitations set forth in this Section 9, the Buyer shall defend, indemnify, save and keep harmless the Seller and its affiliates, directors, officers, agents or representatives and their respective successors and permitted assigns (the "Seller Indemnitees"), against and from all Damages sustained or incurred by any of the Seller Indemnitees as a result of or arising out of or relating to:

          (a) Any inaccuracy in a representation or breach of a warranty made by the Buyer in this Agreement or in any document or instrument delivered to the Seller in connection with this Agreement; or

          (b) The failure of the Buyer to comply with, or the breach by the Buyer of, any of the covenants contained in this Agreement or in any document or instrument delivered to the Seller in connection with this Agreement, to be performed by the Buyer; or

          (c) Any liability now or subsequently existing arising out of or in connection with the Business, solely to the extent that such liabilities and/or obligations relate to the acts or omissions of the Buyer subsequent to the Effective Date; except to the extent that any such liability is expressly retained by the Seller pursuant to this Agreement.

     9.3  Method of Asserting Claims.  For purposes of this
Section 9.3, the following terms shall be defined as follows:

          (a) "Claims" shall mean all claims asserted pursuant to this Section 9, whether or not arising as a result of a Third
Party Claim.

          (b)  "Indemnified Person" shall mean any Buyer
Indemnitee or any Seller Indemnitee, as the context requires.

          (c) "Indemnifying Person" shall mean any person obligated to indemnify an Indemnified Person pursuant to this
Section 9, as the context requires.

          (d) "Third Party Claims" shall mean any Claim asserted by any person not a party to this Agreement (including without limitation any governmental authority), asserting that an Indemnified Person is liable for monetary or other obligations which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 9.

          (e) All Claims shall be made in writing and shall set forth with reasonable specificity the facts and circumstances of the Claim, as well as the basis upon which indemnification pursuant to this Section 8 is sought. Notwithstanding the foregoing, no delay or failure by any Indemnified Person to provide notification of any Claim shall preclude any Indemnified Person from recovering for Damages pursuant to this Section 8, except to the extent that such delay or failure materially compromises the rights of any Indemnifying Person under this
Section 8.

          (f) Within ten (10) days after receipt by an Indemnifying Person of any notification of a Claim, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume (at the Indemnifying Person's expense) control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnifying Person acknowledges in writing to the Indemnified Person that any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 8. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense, but in so doing shall not waive or limit its right to recover under this Section 8 for any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Person assumes control of such defense, and the Indemnified Person has been advised in writing by outside legal counsel that under the applicable standards of professional conduct, the Indemnifying Person and the Indemnified Person may not be represented by the same counsel with respect to such action, suit or proceeding, the reasonable fees and expenses of one law firm for the Indemnified Person shall be paid by the Indemnifying Person. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which (with respect to an action, suit or proceeding as to which the Indemnifying Person has not elected to assume control of the defense) shall not be unreasonably withheld. The Indemnifying Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld so long as the settlement includes a complete release of the Indemnified Person from all liability and does not contain or contemplate any payment by, or injunctive or other equitable relief binding upon, the Indemnified Person.

     9.4 Survival. The representations, warranties, covenants, agreements and indemnities of the parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the first anniversary of the date hereof. If a notice is properly given with respect to a Claim prior to the expiration of the relevant survival period set forth in this Section 9.4, then notwithstanding such expiration, the representation, warranty, covenant, agreement or indemnity applicable to such Claim shall survive until, but only for purposes of, the resolution of such Claim.

SECTION 10:    CONFIDENTIAL INFORMATION AND RELATED MATTERS

     10.1 Each of the Buyer and Seller recognizes and acknowledges that it has and will have access to certain non-public information of the other which shall be deemed the confidential information of the other party that is included in the Assets (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Buyer. Information shall not be deemed Confidential Information and afforded the protections of this Section 9 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the Companies agrees that they will not disclose, and that they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Companies the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Companies recognizes and agrees that violation of any of the agreements contained in this Section 10 will cause irreparable damage or injury to the Companies, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Companies shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Companies may have against each other.

     10.2 Seller further covenants with Buyer that all information concerning the customers, clients, contracts, mailing lists and business of the Business is confidential information, is being acquired by Buyer and will be treated by Seller as such, and that Seller will not hereafter, directly or indirectly, make use of such information or divulge any such information nor reveal any customer or mailing lists or other confidential information to any other person except as provided for herein. The foregoing restrictions on disclosure of information shall not include (i) information that has properly come into the public domain, (ii) information learned by Seller from a third party without an obligation of confidentiality or (iii) information gained or learned by Seller independent of and subsequent to the closing of the transactions covered by this Agreement.

SECTION 11:    EXPENSES

     11.1 Each of the parties will pay all costs and expenses of its or his performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the Companies, then the expenses of each of the Companies in connection with the transaction contemplated herein shall be paid by such defaulting Company.

     11.2 Seller and Buyer each covenant and agree that they have not engaged the services of any broker or finder in connection with the transactions provided for herein and that no brokers' or finders' fees are payable hereunder.




SECTION 12:    MISCELLANEOUS

     12.1 Incorporation by Reference. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     12.2 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns. Nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     12.3 Amendments and Waivers.   This Agreement may not be
amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     12.4 Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     12.5 Governing Law - Construction. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law provisions which would act to apply the laws of another state. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

     12.6 Limitation of Actions. No action may be brought by any party to this Agreement to enforce any covenant made by any party hereto or to seek damages or equitable relief arising from any claimed breach or nonperformance of a covenant, representation, warranty or other performance provided for herein unless such action is commenced within one (1) year of the date of Closing. The parties hereto agree to be bound by the aforesaid limitation of actions notwithstanding the provisions of any applicable statutory limitation of actions to the contrary.

     12.7 Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by
(1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or
(3) delivering the same in person to such party.

          Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

          All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

          If Buyer, to:  iRV Dealerships, Inc.
                         ATTN: John Deufel
                         5373 North Union Blvd., Suite 100
                         Colorado Springs, Colorado 80918
                         (719) 590-4888 (fax)

          With copy to:  Clifford L. Neuman, Esq.
                         Neuman & Drennen, LLC
                         1507 Pine Street
                         Boulder, Colorado 80302
                         (303) 449-1045 (fax)

          If Seller, to: Coach & Campers, Inc.
                         ATTN: __________________________
                         10440 Lexington
                         Knoxville, Tennessee  37932
                         (____)  ____________ (fax)

          With copies to:________________________________
                         ________________________________
                         ________________________________
                         (____)  ____________ (fax)

Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     12.8 Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     12.9 Captions. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     12.10 Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     12.11 Jurisdiction and Venue. Jurisdiction over any action, proceeding or arbitration shall be proper only if filed and maintained in Colorado, and venue shall be proper therefor only in the County of Boulder as to state court proceedings or the District Court for the District of Colorado as to federal court proceedings.

     12.12 Good Faith Cooperation and Additional Documents. The parties shall use their reasonable good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     12.13 Assignment. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion.

     12.14 Entire Agreement - Amendment. For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

     12.15 Authority to Sign. Each of the persons signing below on behalf of any party hereby represents and warrants that s/he or it is signing with full and complete authority to bind the party on whose behalf of whom s/he or it is signing, to each and every term of this Agreement.

     12.16 Execution of Documents. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the exchange of stock herein provided for, and Seller as an inducing condition, represent that it has the authority to enter into this Agreement and to make the foregoing commitments for itself.

     12.17 Time. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                              COACH & CAMPERS, LTD.
ATTEST:

                              -----------------------------------
--------------------          By:
                                 -------------------------------
Secretary                     Title:
                                   -----------------------------




                              -----------------------------------
                              DONALD C. HANNEY II



ATTEST:                       iRV DEALERSHIPS, INC.


---------------------         By:
                                 -------------------------------
Secretary                     Title:
                                   -----------------------------